                                                                   EXHIBIT 10.11

                              SERVICES AGREEMENT


          AGREEMENT, dated as of June 1, 1997, between INTEREP NATIONAL RADIO SALES, INC., a New York corporation ("Interep"), and MEDIA FINANCIAL SERVICES, INC., a Florida corporation ("Media").

                             W I T N E S S E T H :
                             --------------------

          WHEREAS, Interep wishes to retain Media to provide certain financial and accounting services for Interep and its subsidiaries, and Media is willing to provide such services;

          NOW, THEREFORE, the parties agree as follows:

          1. TERM. The term of this Agreement (the "Term") shall commence on the date hereof and, unless earlier terminated by either party pursuant to the provisions of Section 8, shall continue for a period of five years. The parties may renew this Agreement for successive additional five-year periods by, in each case, entering into a written extension of this Agreement prior to the end of the then current period.

          2. SERVICES. During the Term of this Agreement, Media shall perform all corporate, accounting and financial functions for Interep, each of its subsidiaries and, as requested by Interep, departments or business segments of Interep, as were formerly provided by Interep's internal finance department, including without limitation, the following:

          (a) the preparation of monthly, quarterly and annual financial statements and projections and operating reports as required by management;

          (b) the preparation of annual budgets;

          (c) the preparation and maintenance of all accounts payable, accounts receivable and fixed asset ledgers and all other customary books and records of account;

          (d) the preparation and filing of all required federal, state and local tax returns for Interep, each of its subsidiaries and Interep's Employee Stock Ownership Plan (the "ESOP"), although Media may utilize the services of Interep's independent accounting firm or other experts for such purpose;

          (e) the preparation and filing of any other reports, applications and other documents required by the federal and any applicable state and local governments with respect to Interep, each of its subsidiaries and the ESOP;

          (f) the maintenance of appropriate internal accounting controls;
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          (g) all accounts payable functions;

          (h) all billing, accounts receivable and collections functions;

          (i) all dealings with independent accountants and auditors, including the coordination of all audits;

          (j) the maintenance of all banking accounts and all relationships between Interep and commercial lenders, investment bankers and other financial institutions in the ordinary course and in connection with any financings;

          (k) the investment of cash balances;

          (l) all unwired network accounting and dealings with radio stations and agency clients;

          (m) such similar, additional services as the parties may agree from time to time.

Media shall have no responsibility for any payroll, personnel or benefits functions, all of which shall be performed by Interep.

          3. SERVICES OF MCENTEE. During the Term, William J. McEntee, Jr., President of Media, shall be in charge of all services rendered by Media to Interep. Further, as requested by Interep, Media shall cause Mr. McEntee to serve as Vice President and Chief Financial Officer of Interep and in such other offices as Interep and Media shall agree. In such capacity, Mr. McEntee shall participate on behalf of Interep with respect to such corporate mergers, acquisitions, dispositions, mergers and similar transactions as are requested by Interep.

          4. FEES. In consideration of the above services to be provided by Media to Interep pursuant to Sections 2 and 3, Interep shall pay annual fees to Media as follows:

Contract Year              Annual Fee
-------------              ----------

      1                    $2,580,000
      2                    $2,580,000
      3                    $2,709,000
      4                    $2,844,450
      5                    $2,986,675

Schedule A illustrates how the initial annual fee was calculated. If the Term is extended beyond five years, Media's fees shall be in such amounts as the parties shall agree. All annual fees shall be payable, in advance, in 24 equal semi-monthly installments (initially $107,500 per installment) on the first and 16th days of each month. Media shall render invoices for such monthly fees to Interep at least five days prior to the scheduled payment dates. Media shall be responsible for the payment

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

of any sales, use or similar taxes, if any, that may be payable with respect to the services it provides pursuant to this Agreement.

          Further, if pursuant to clause (m) of Section 2, Media provides additional services to Interep, or Interep forms or acquires an additional subsidiary, business segment or business, with the result that Media must expand its personnel, office space or facilities, the parties shall in good faith negotiate and agree on an appropriate increase in Media's fee to take the reasonable, additional costs of such expansion into account.

          If Media finds, initiates or otherwise arranges for financing for Interep, or is able to reduce the charges of any firm which provides or arranges for such financing, Interep shall pay Media a fee for its financing activities, or an incentive for its cost savings, as the case may be, and as the parties shall agree.

          5. EXPENSES. The fees contemplated under Section 4 are intended to compensate Media for all expenses that it may incur in the performance of its services under this Agreement. A non-exclusive summary of such expenses, including all auditing and tax preparation fees payable in connection with the annual audit and tax returns of Interep and its subsidiaries (but not the ESOP), is set forth in Schedule A. Accordingly, Media shall not be entitled to seek any further amounts from Interep on account of expenses or otherwise, except as provided in the next sentence. If Media anticipates that it shall be necessary to incur any extraordinary expenses not listed in Schedule A in connection with the performance of its services, it shall obtain Interep's prior written consent therefor, in which case such expenses shall be paid by Interep. Media shall not incur any such expenses without Interep's written consent.

          It is contemplated that Mr. McEntee shall be required to be in New York, New York, from time to time in order to carry out his duties. Media shall be responsible for all travel and lodging costs incurred for up to 24 trips to New York each year by Mr. McEntee in connection with Interep business. Interep shall pay the cost of any additional such trips. If Mr. McEntee is required to travel to visit Interep client stations or agencies, Interep shall reimburse Media for all related travel and lodging costs.

          6. CONFIDENTIALITY. During and after the Term, Media shall, and shall cause its employees and agents to, keep secret and not divulge to any party not employed or retained by Interep any information or documents regarding Interep's business and affairs, whether or not marked as confidential. This obligation shall not apply to any information or document if it is or becomes public knowledge as a result of causes other than the acts or omissions of Media or its employees.

          7. NON-COMPETITION. During the Term and for one year following the end of the Term, Media shall not provide any financial, accounting or other services to Katz Media Corporation or any of its subsidiaries, affiliates, successors or assigns.

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          8.   TERMINATION.  Either party may terminate this Agreement if the other party breaches any provision of this Agreement and such breach is not cured within 30 days after the first party notifies the breaching party of such breach. Further, Interep shall have the right to terminate this Agreement in the event of Mr. McEntee's death, permanent disability or incompetence on not less than 90 days' prior written notice.

          9. INDEMNIFICATION. Mr. McEntee and Interep are parties to an Indemnification Agreement, dated as of March 3, 1997. Interep agrees to provide the same indemnification rights to Media as it provides to Mr. McEntee under such Agreement, on and subject to the terms and conditions set forth in such agreement.

          10. INDEPENDENT CONTRACTOR. For all purposes, Media shall be an independent contractor, and not an employee, partner or joint venturer, of Interep. Media may employ or retain any person it believes appropriate to assist it in carrying out its obligations under this Agreement, and no such person shall be deemed to be an employee of Interep. Media shall be solely responsible for (i) the compensation and benefits of all of its employees, including workers' compensation benefits, and (ii) withholding and payment of all taxes and contributions which an employer is required to withhold or pay in respect of its employees.

          11. ENTIRE AGREEMENT. This Agreement sets forth the entire understanding of the parties with respect to its subject matter, merges and supersedes any prior or contemporaneous understandings with respect to its subject matter, and shall not be modified or terminated except by a written instrument executed by both of the parties. Failure of a party to enforce one or more of the provisions of this Agreement or to require at any time performance of any of the obligations hereunder shall not be construed to be a waiver of such provisions by such party nor to in any way affect the validity of this Agreement or such party's right thereafter to enforce any provision of this Agreement, nor to preclude such party from taking any other action at any time which it would legally be entitled to take.

          12. COMMUNICATIONS. All notices, consents and other communications given under this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered by hand or by Federal Express or a similar overnight courier to, (b) seven days after being deposited in any United States post office enclosed in an airmail postage prepaid registered or cer tified envelope addressed to, or (c) when successfully transmitted by facsimile (with a confirming copy of such communication to be sent as provided in (a) or (b) above) to, the party for whom intended, at the address or facsimile number for such party set forth below, or to such other address or facsimile number as may be furnished by such party by notice in the manner provided herein; provided,
                                                                    --------
however, that any notice of change of address or facsimile number shall be
-------
effective only on receipt.

If to Interep:                       If to Media:

Interep National Radio Sales, Inc.   Media Financial Services, Inc.
100 Park Avenue, 5th Floor           2090 Palm Beach Lakes Boulevard, Suite 300

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
New York, New York 10017             West Palm Beach, Florida 33409
Attention: Mr. Ralph C. Guild        Attention: Mr. William J. McEntee, Jr.
Fax No.: (212) 309-9081              Fax No.: (561) 616-4019

          13. SUCCESSORS AND ASSIGNS. This Agreement shall inure to the benefit of, be binding on and be enforceable by, the parties and their respective permissible successors and assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other, which consent may be withheld for any reason.

          14. GOVERNING LAW. This Agreement shall be governed by the laws of the State of New York applicable to agreements made and fully to be performed in such state, without giving effect to conflicts of law principles.

          15. ARBITRATION. Any controversy or claim arising out of or relating to this Agreement shall be finally resolved by arbitration pursuant to the Commercial Arbitration Rules of the American Arbitration Association. Any such arbitration shall take place in New York, New York, before three arbitrators, one of which shall be appointed by Interep, one by Media and the third by the arbitrators so appointed; provided, however, that the parties may by mutual
                          --------  -------
agreement designate a single arbitrator. The parties further agree that (i) the arbitrators shall be empowered to include arbitration costs and attorney fees in the award to the prevailing party in such proceedings and (ii) the award in such proceedings shall be final and binding on the parties. Judgment on the arbitrators' award may be entered in any court having the requisite jurisdiction. Each party irrevocably submits to the jurisdiction and venue of the arbitration described above and to the jurisdiction and venue of the federal and state courts sitting in New York County, New York, for the enforcement of any judgment on the arbitrators' award, and waives any objection it may have with respect to the jurisdiction of such arbitrations or courts or the inconvenience of such forums or venues.

          16. CONSTRUCTION; COUNTERPARTS. The headings contained in this Agreement are for convenience only and shall in no way restrict or otherwise affect the construction of the provisions hereof. References in this Agreement to Sections and Schedules are to the sections and schedules of this Agreement. This Agreement may be executed in multiple counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

                              INTEREP NATIONAL RADIO SALES, INC.



                              By /s/ Ralph C. Guild
                                -----------------------------------------------
                                           Ralph C. Guild
                                           Chairman of the Board

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

                              MEDIA FINANCIAL SERVICES, INC.


                              By /s/ William J. McEntee, Jr.
                                -----------------------------------------------
                                           William J. McEntee, Jr.
                                           President

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